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                                                                    EXHIBIT 10.6


                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AGREEMENT effective November 20, 1997, by and between RFS Managers, Inc., a Tennessee corporation (the "Company"), and J. William Lovelace (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company provides management services to RFS Hotel Investors, Inc. (the "Parent") pursuant to a Management Services Agreement dated December 30, 1994 (the "Management Agreement"); and

         WHEREAS, the Company desires to employ the Executive to serve as the Executive Vice-President of the Company; and

         WHEREAS, the Company and the Executive have previously entered into an employment agreement dated January 1, 1996 (the "Original Agreement") and an Amended and Restated Employment Agreement dated January 1, 1997 (the "Amended Agreement"); and

         WHEREAS, the parties desire to amend and restate the Amended Agreement in its entirety effective as of November 20, 1997 as set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

         1. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Executive Vice-President of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided.

         2. TERM. The term of the Executive's employment hereunder shall be three years and shall commence on January 1, 1997 and shall be extended automatically, for so long as the Executive remains employed by the Company hereunder, each January 1 beginning January 1, 1998 for an additional twelve-month period (such period, as it may be extended from time to time, being herein referred to as the "Term"), unless terminated earlier in accordance with the terms of this Agreement, to the effect that on each January 1, the remaining term of this Agreement and the Executive's employment hereunder shall be three years.

         3. SERVICES. The Executive shall devote such amount of his time and attention to the Company's affairs as are necessary to perform his duties to the Company and to allow the Company to perform its duties specified in the Management Agreement. Pursuant to the Management Agreement, the Executive shall have authority and responsibility with respect to the day to day operations and management of the Parent and RFS Partnership, L.P. (the "Partnership"), for which the Parent currently serves as sole general partner, as well as implementation of the long range growth strategy of the Parent and the Partnership, consistent with direction from the Parent's Board of Directors (the "Board").


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         4. COMPENSATION. (a) During the Term, the Company shall pay the
Executive for his services an annual base salary of $190,000 (the "Base Salary"), to be paid in semi-monthly payments of $7,916.67, such Base Salary being subject to any increases approved by the Compensation Committee of the Board (the "Compensation Committee").

            (b) In addition to the Base Salary described in Section 4(a) above, the Executive shall be entitled to a cash bonus ("Base Salary Bonus") for 1996 payable on or before April 1, 1997 determined as follows:

                (i) If fully diluted net income per share of common stock of the Parent, for the year ending December 31, 1996, as reported in the Parent's audited financial statements for the year ending December 31, 1996, as adjusted as described in the following sentence ("1996 Net Income Per Share") is at least $1.35, the Executive shall be entitled to receive a cash bonus equal to ten percent (10%) of the Base Salary. For purposes of determining the cash bonus under this
                Section 4(b), fully diluted Net Income per Share of common stock of the Parent shall be exclusive of any gain or loss on the sale of property, any expenses relating to the transactions between the Company and Doubletree Corporation and its affiliates and any expenses which the Compensation Committee deems appropriate to exclude from the calculation of fully diluted net income per share for purposes of determining the cash bonus; and

                (ii) For each $.01 increase in Net Income Per Share for 1996 in excess of $1.35, computed by rounding to the closest cent, the Executive shall be entitled to receive an additional bonus equal to three percent (3%) of the Base Salary; and

                (iii) Notwithstanding the provisions of Section
                4(b)(ii) above, the maximum cash bonus payable to the Executive pursuant to this Section 4(b) shall be fifty percent (50%) of the Base Salary.

            (c) In addition to the Base Salary Bonus, the Executive may be entitled to receive other incentive compensation, including but not limited to, additional grants of stock options or shares of stock of the Parent, which awards shall be made (if at all) in consideration of and as an incentive for services performed solely for the Company, in accordance with rules and criteria established by the Compensation Committee. Such criteria may include, but not be limited to, the growth in the Parent's Net Income Per Share and/or other performance goals.

         5. BENEFITS. The Company agrees to provide the Executive with the following benefits:


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            (a) Vacation. The Executive shall be entitled each calendar year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be three (3) weeks.

            (b) Employee Benefits. This Agreement shall not be in lieu of any rights, benefits and privileges to which the Executive may be entitled as a management level employee of the Company, including but not limited to any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. The Executive shall have the same rights and privileges to participate in such plans and benefits as any other management level employee during the Term.

         6. EXPENSES. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company's and the Parent's business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.

         7. TERMINATION IN CASE OF DEATH OR DISABILITY. In the event of the Executive's death or a complete physical or mental inability, confirmed by a licensed physician, to perform the services described in Section 3 above that continues for a period of one hundred twenty (120) consecutive days) ("Permanent Disability"), the Company may elect to terminate this Agreement, subject to continuation of the payments described in Section 10.

         8. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following definitions:

                  (a) "Voluntary Termination" means, subject to the provisions of Section 11 hereof, the Executive's voluntary termination of his employment hereunder, which may be effected by the Executive giving the Board not less than 90 days' prior written notice of the Executive's desire to terminate his employment or the Executive's failure to provide substantially all the services described in Section 3 hereof for a period greater than four consecutive weeks by reason of the Executive's voluntary refusal to perform such services. Notwithstanding the foregoing, if the Executive gives notice of Voluntary Termination and, prior to the expiration of the 90-day notice period, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 3 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. For purposes of this
Section 8, voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 5(a) hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.


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             (b) "Termination Without Cause" means the termination of the
Executive's employment by the Company for any reason other than Voluntary Termination or Termination With Cause.

             (c) "Termination With Cause" means the termination of the Executive's employment by act of the Board for any of the following reasons:

                 (i)   the Executive's conviction for a felony;

                 (ii)  the Executive's theft, embezzlement,
                 misappropriation of or intentional and malicious infliction of damage to the Company's or the Parent's property or business opportunity;

                 (iii) the Executive's intentional and material breach of the noncompetition covenant in Section 11 hereof;

                 (iv) the Executive's continuous neglect of his duties hereunder or his continuous failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive's duties set forth in Section 3 above; and

                 (v) the Executive's abuse of alcohol, drugs or other substances, or his engaging in other deviant personal activities in a manner that, in the reasonable judgment of the Board, adversely affects the reputation, goodwill or business position of the Company.

             (d) "Involuntary Termination" means conduct on the part of the Company that constitutes continuous and material interference by the Company with the Executive's performance of his duties as set forth in Section 3 hereof or the intentional or material breach by the Company of this Agreement.

         9. VOLUNTARY TERMINATION; TERMINATION WITH CAUSE. If (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except Base Salary and vacation accrued but unpaid on the effective date of such event). In the event of a Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition covenant contained in Section 11 hereof for the remainder of the Term.

         10. DEATH OR DISABILITY; TERMINATION WITHOUT CAUSE; OR INVOLUNTARY TERMINATION. Following (i) the death of the Executive, (ii) Permanent Disability of the Executive, (iii) an Involuntary Termination, or (iv) a Termination Without Cause, the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal


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representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for three years from the date of the termination of the Executive's employment.

         11. CHANGE OF CONTROL COMPENSATION.

             (a) Compensation. In the event of the termination of the Executive's employment or the Executive's resignation for Good Reason (as defined below) on or after a Change of Control (as defined below), the Company shall, on the date of such termination or resignation, pay the Executive, in addition to any Base Salary earned but not paid through the date of termination or resignation, a cash amount (the "Termination Payment") equal to three (3) times average annual base salary and cash bonus paid to or earned by the Executive, under this Agreement or otherwise, for the fiscal year in which the Change of Control occurs and the two preceding fiscal years or, if the Executive has been employed by the Company for less than this period of time, then the Termination Payment shall be based on the average annual base salary and cash bonus paid or earned during the term of the Executive's employment (including the fiscal year in which the Change of Control occurs). For purposes of calculating sums hereunder: (i) if the salary and cash bonus are paid or earned for any period of employment of less than twelve months (including the fiscal year in which the Change of Control occurs) such sums shall be annualized and in the case of a cash bonus, it shall be assumed that the bonus shall be the same as the preceding year, and (ii) no fiscal year for which no base salary or cash bonus is earned or paid shall be considered. Notwithstanding the first sentence of this Section 11(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if (i) the Executive receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control, or (ii) regardless of whether the Executive is terminated or receives notice that his employment will be terminated on or after the Change of Control, the Parent or any of its affiliates enter into an agreement to effect a transaction substantially similar to that described in Section 11(b)(v) below. In addition, the Company or the Parent shall cause the Executive's insurance benefits, as in effect immediately prior to the Change of Control, to remain in effect for at least one year following the date of termination of Executive's employment by the Company or the Executive's resignation for Good Reason.

             (b) A "Change of Control", for purposes of this Agreement, shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:

                      (i) any "person", as that term is used in Section
             13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent's then outstanding securities entitled to vote generally in the election of directors;


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                           (ii)  individuals who, as of the Effective Date,
                  constitute the Board of Directors of the Parent cease for any reason to constitute at least a majority of the Board of Directors of the Parent, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Parent in office immediately prior to such cessation;

                           (iii) the Parent is merged, consolidated or
                  reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction;

                           (iv) the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale;

                           (v) the Parent and its affiliates shall sell or transfer of (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Parent's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Parent and its subsidiaries immediately prior thereto;

                           (vi) the Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Parent has occurred; or

                           (vii) any other transaction or series of related
                  transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

                  (c) Certain Transactions. Notwithstanding the provisions of Section 11(b)(i) or 11(b)(vi) hereof, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Parent, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Parent, (ii) an entity in which the Parent directly or indirectly beneficially owns 50% or more of the voting securities or (iii) any Parent-sponsored employee stock ownership plan, or any other employee benefit plan of the


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Parent, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Parent, or because the Parent reports that a Change in Control of the Parent has or any have occurred or will or may occur in the future by reason of such beneficial ownership.

                  (d) Good Reason. "Good Reason," for purposes of this Agreement, shall be deemed to mean any of the following:

                           (i) a change in the Executive's status, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from the Executive's status, position or responsibilities as in effect immediately prior to a Change in Control; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination with Cause as defined in Section 8(c), as a result of the Executive's death or Permanent Disability, or by Voluntary Termination;

                           (ii) a reduction in the Executive's Base Salary and Base Salary Bonus as in effect on the date hereof or as the same may be increased from time to time;

                           (iii) the relocation of the Company's or the Parent's
                  principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company's or the Parent's requiring the Executive to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee, except for reasonably required travel on the Company's or the Parent's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the Company or the Parent to continue to provide the Executive with compensation and benefits provided for under this agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive is or becomes a participant, or the taking of any action by the Company or the Parent which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control;

                           (v) any material breach by the Company of any provision of this Agreement; and

                           (vi)  the failure of the Company to obtain a
                  satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.


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                  (e) Tax Matters. If the excise tax on "excess parachute
payments," as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be imposed on the Executive under Code section 4999 as a result of the Executive's receipt of the Termination Payment or any other payment, benefit or compensation (without regard to the "Additional Amount" described below) which the Executive receives or ha s the right to receive from the Company or the Parent or any of their affiliates (the "Change of Control Benefits"), the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, the Company shall pay to the Executive the "Additional Amount" described in this Section 11(e). The Additional Amount shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application or Code sections 280G and 4999, including the amount of (i) the excise tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) excise tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (ii) and this item (iii) and any other indemnification payment under this Section 11(e). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company or the Parent for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Termination Payment, or (b) any additional payment, benefit or compensation other than additional compensation in the form of the excise tax payment specified in item (i), above. As specified in items
(ii) and (iii), above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item (i), above, shall be paid to the Executive.

         The provisions of this Section 11(e) are illustrated by the following example:

             Assume that the Termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an excise tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company or the Parent must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and excise taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

         12. NONCOMPETITION. During the Term and for a period of two (2) years thereafter, the Executive shall not, other than through the Parent or affiliates of the Parent, own more than a


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10% interest in any hotel property (other than hotels owned by the Parent and the Partnership), as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity engage in the acquisition, development, operation or management of any hotel property located within 20 miles of any hotel property owned by the Parent or the Partnership at the time of termination of employment. The foregoing sentence shall not restrict the Executive from owning up to 10% of the outstanding securities of any entity, including any entity whose securities are traded in public securities markets.

         The Executive agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction against the Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

         Furthermore, the Executive acknowledges that this Agreement has been negotiated at arms' length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive's right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

         13. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

                  To the Company:   RFS Managers, Inc.
                                    850 Ridge Lake Boulevard
                                    Suite 220
                                    Memphis, TN 38120

                  To the Executive: J. William Lovelace

                                    ------------------------

                                    ------------------------


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         14. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 12 must be approved by a majority of the Directors of the Parent other than the Executive, if the Executive is then a director of the Parent. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

         15. ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

         16. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

         17. ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 10. The Company's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company's successors and assigns.

         18. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         19. AMENDED AGREEMENT. This Agreement amends and restates the Amended Agreement in its entirety as of the effective date of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                    RFS MANAGERS, INC.

                                    By:      /s/ Robert M. Solmson
                                       ---------------------------
                                    Name:    Robert M. Solmson
                                         -------------------------
                                    Title:   Chairman
                                          ------------------------

                                    EXECUTIVE:

                                    /s/ J. William Lovelace
                                    ------------------------------
                                    J. William Lovelace